Exhibit 99.1
August 10, 2006
Press Release
The Cronos Group Announces Results for Second Quarter 2006
San Francisco — Business Wire — August 10, 2006—The Cronos Group (Nasdaq: CRNS) today reported net income of $2.5 million, or $0.31 per diluted share, for the quarter ended June 30, 2006, compared to $3.5 million, or $0.44 per diluted share, for the corresponding period in 2005. In addition, the Board of Directors declared a dividend of $0.07 per common share for the third quarter of 2006, payable October 13, 2006 to shareholders of record as of the close of business on September 22, 2006.
Gross lease revenue for the second quarter was $35 million, an increase of 2% over the corresponding quarter of 2005, reflecting the growth of the Company’s specialized container fleet and continued strong utilization rates. The utilization of the combined container fleet finished the second quarter at 93% as Cronos experienced high levels of demand for all container types. Direct operating expenses declined in line with lower container redeliveries and were $0.5 million, or 10%, lower than in the second quarter of 2005.
Net income for the second quarter of 2006 was $1 million lower than in the same period of 2005 because of increased interest rates and exceptionally high gains recorded on container dispositions and consultancy projects in the prior year comparative period.
The Company added $88 million of new container equipment to its fleet during the first six months of 2006, with specialized equipment (comprising refrigerated, tank, and dry freight special containers) representing 87% of the new acquisitions. The Company’s Joint Venture Program continues to be the primary funding source for container acquisitions and, accordingly, earnings from this program have increased in line with the increase in its fleet size. The Company’s equity in earnings of the Joint Venture Program increased to $2.6 million in the first half of 2006 from $1.5 million in the corresponding period of 2005.
Gross lease revenue was $70.3 million in the first half of 2006, an increase of 3% over the same period in 2005. Net income for the six months ended June 30, 2006 was $5.1 million, or $0.62 per diluted share, compared to $7.1 million, or $0.90 per diluted share for the comparable period in the prior year. Net income for the first half of 2006 included $0.6 million of legal fees relating to the resolution of legal claims. As a result of the settlement of these legal claims, Cronos expects to see a significant reduction in legal expenses in future periods. Net income for the first six months of 2005 included $2.1 million, or $0.27 per diluted share, of non-operating income items that were recognized at the conclusion of legal actions and $1.4 million of litigation related legal expenses.
Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 440,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of over 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices using state-of-the-art information technology.
This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s Common shares, see the Business section in Part I (particularly Item 1A, “Risk Factors”) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 30, 2006.
This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com
Contact:
Elinor A. Wexler
Vice President-Investor Relations
(415) 677-8990
ir@cronos.com

The Cronos Group
Condensed Unaudited Consolidated Statements of Income
(US dollar amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Gross lease revenue	$35,038	$34,469	$70,302	$68,473
Equipment trading revenue	1,649	1,815	3,375	1,950
Commissions, fees and other income:
- Related parties	129	218	332	405
- Unrelated parties	1,253	1,675	2,240	2,550
- Gain on settlement of litigation	—	—	—	1,333

Total revenues	38,069	38,177	76,249	74,711

Direct operating expenses	4,208	4,688	9,315	9,240
Payments to Managed Container Programs:
- Related parties	13,892	8,247	26,351	16,435
- Unrelated parties	7,402	9,035	15,201	18,104
Equipment trading expenses	1,389	1,624	2,961	1,751
Depreciation and amortization	2,951	4,578	5,901	9,170
Selling, general and administrative expenses	5,015	4,909	10,149	10,702
Interest expense	1,855	1,854	3,499	3,375
Recovery of amount payable to Managed Container Program	—	—	—	(703)

Total expenses	36,712	34,935	73,377	68,074

Income before income taxes and equity in earnings of affiliate	1,357	3,242	2,872	6,637
Income taxes	(204)	(476)	(431)	(985)
Equity in earnings of unconsolidated affiliate	1,340	711	2,611	1,454

Net income	2,493	3,477	5,052	7,106

Basic net income per common share	$0.33	$0.47	$0.67	$0.97

Diluted net income per common share	$0.31	$0.44	$0.62	$0.90

The Cronos Group
Condensed Unaudited Consolidated Balance Sheets
(US dollar amounts in thousands, except per share amounts)

	June 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$16,785	$15,829
Restricted cash	250	4,200
Amounts due from lessees	28,468	28,540
Amounts receivable from Managed Container Programs	3,586	3,391
New container equipment for resale	27,529	38,142
Net investment in direct financing leases	11,922	12,678
Investments in unconsolidated affiliates	39,922	31,358
Container equipment, net	117,938	121,988
Other equipment, net	711	1,130
Goodwill	11,038	11,038
Other intangible assets, net	251	345
Other assets	3,666	3,093

Total assets	$262,066	$271,732

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs	27,467	25,462
Amounts payable to container manufacturers	30,352	52,790
Direct operating expense payables and accruals	4,755	5,432
Other amounts payable and accrued expenses	5,392	11,873
Debt and capital lease obligations	99,584	87,780
Current and deferred income taxes	3,121	3,174
Deferred income and unamortized acquisition fees	7,706	7,684

Total liabilities	178,377	194,195

Shareholders’ equity
Common shares issued	15,302	15,040
Additional paid-in capital	43,843	43,807
Common shares held in treasury	(297)	(297)
Accumulated other comprehensive income	1,682	880
Restricted retained earnings	1,832	1,832
Retained earnings	21,327	16,275

Total shareholders’ equity	83,689	77,537

Total liabilities and shareholders’ equity	$262,066	$271,732